UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest reported event): August 2, 2010

GEOPHARMA, INC.

(Exact name of registrant as specified in charter)

Florida	001-16185	59-2600232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6950 Bryan Dairy Road, Largo, Florida	33777
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 544-8866

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

On August 2, 2010, GeoPharma, Inc., (“the Company”), entered and consummated an Asset and Stock Purchase Agreement (the “Belcher Asset and Stock Purchase Agreement”) with Belcher Pharmaceuticals Acquisition, LLC, a privately held Florida limited liability company (“BPA”), pursuant to which the Company sold substantially all of the assets of its pharmaceutical manufacturing subsidiary, Belcher Pharmaceuticals, Inc., plus shares of the Company’s common stock representing approximately 51% of the total outstanding shares of the Company following the closing, to BPA in exchange for $3,000,000 in cash and 3,000,000 Class B Membership Units in BPA. BPA is obligated to apply 10% of its net income, if any, derived from the sale of Cephalexin products to redeem the Company’s Class B Membership Units at $1.00 per unit until all the units are redeemed. Additionally, pursuant to the Belcher Asset and Stock Purchase Agreement, BPA agreed to assume certain limited liabilities of Belcher.

Simultaneously with the forgoing, the Company entered and consummated a Note Purchase and Repayment Agreement (the “New Whitebox Agreement”) with its senior secured lender, Whitebox Pharmaceutical Growth Fund, Ltd. (“Whitebox”), pursuant to which the Company (1) paid $2,000,000 in cash to Whitebox, (2) conveyed the Company’s headquarters building located at 6950 Bryan Dairy Road, Largo, Florida 33777 to an affiliate of Whitebox, (3) issued to Whitebox a $3,000,000, no interest, subordinated promissory note maturing on the fourth anniversary of the closing (the “New Whitebox Note”), and (4) issued to Whitebox 5,000,000 shares of the Company’s common stock. If the Company receives any redemption payments from BPA, it is required to apply 50% of those payments to prepay the New Whitebox Note. In consideration of the forgoing, Whitebox released the Company from all of its prior obligations and indebtedness of approximately $15 million due to Whitebox and agreed to return and cancel all of its warrants to purchase Company common stock. The New Whitebox Agreement terminates the prior Whitebox Second and Amended and Restated Secured Convertible Note Purchase Agreement, dated effective as of August 3, 2009, and certain other agreements executed in connection therewith. Additionally, in connection with the forgoing, the Company and Whitebox’s affiliate entered into a five-year, triple-net lease (with an additional five-year renewal option), pursuant to which the Company is leasing its headquarters building from Whitebox’s affiliate for an initial monthly base rent of $16,666.66.

Additionally, simultaneously with the forgoing, the Company and Midsummer Investment Ltd., the Company’s primary preferred shareholder, entered and consummated a Securities Exchange Agreement, pursuant to which they agreed to restructure Midsummer’s preferred shares to eliminate Midsummer’s preferred return of 10% per annum in exchange for (1) a reduction of the price at which Midsummer may convert such preferred shares into common shares, from $1.50 to $0.15, and (2) 2,000,000 shares of the Company’s common stock, which were issued to Midsummer at closing. The forgoing restructuring was undertaken by exchanging Midsummer’s 3,500 Series C 10% Convertible Preferred Shares for 3,500 Series D Convertible Preferred Shares. The Company created the Series D Convertible Preferred Shares by filing a Certificate of Designation, which amended its Articles of Incorporation, with the Secretary of State of the State of Florida. Should Midsummer elect to convert their Series D Preferred Stock to the Company’s common stock, BPA will be issued an equal number of shares so as to maintain BPA’s 51% ownership position.

The Company believes that issuance of the New Whitebox Note, the shares of common stock issued to BPA, Whitebox and Midsummer and the Series D Convertible Preferred Stock are exempt pursuant to Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to Sections 3(a)(9) and 18(b)(4)(C) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made only to accredited investors, and the transfer of the New Whitebox Note and the shares has been restricted in accordance with the requirements of the Securities Act, as applicable. The Company received written representations from the holders thereof regarding, among other things, their accredited status and investment intent.

A copy of the Whitebox Note Purchase and Repayment Agreement, the Certificate of Designation creating the Series D Convertible Preferred Stock, the Midsummer Securities Exchange Agreement and the Belcher Asset and Stock Purchase Agreement are attached hereto. The foregoing summary of those documents is qualified in its entirety by reference to those documents.

On August 5, 2010, the Company issued a press release to announce the forgoing transactions. A copy of the press release is attached hereto as Exhibit 99.1.

ITEM 1.02. Termination of a Material Definitive Agreement

See Item 1.01.

ITEM 2.01. Completion of Acquisition or Disposition of Assets

See Item 1.01.

ITEM 2.03. Creation of a Direct Financial Obligation

See Item 1.01.

ITEM 3.02. Unregistered Sales of Equity Securities

See Item 1.01.

ITEM 3.03. Material Modification to Rights of Security Holders

See Item 1.01.

ITEM 5.01. Changes in Control of Registrant

See Item 1.01.

ITEM 5.03. Amendments to Articles of Incorporation

See Item 1.01.

ITEM 9.01. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Exhibits.

3	Certificate of Designation Creating Series D Convertible Preferred Stock
10.1	Whitebox Note Purchase and Repayment Agreement
10.2	$3,000,000 Subordinated Note
10.3	Midsummer Securities Exchange Agreement
10.4	Belcher Asset and Stock Purchase Agreement
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorize

GEOPHARMA, INC.
Date: August 5, 2010

/s/ Mihir K. Taneja
Mihir K. Taneja
Chief Executive Officer

/s/ Carol Dore-Falcone
Carol Dore-Falcone
Senior Vice President and Chief Financial Officer

5